News

DENBURY ANNOUNCES BORROWING BASE REDETERMINATION
AND AMENDMENT TO CREDIT FACILITY; PROVIDES UPDATE ON COMMODITY HEDGE POSITIONS

PLANO, TX – April 19, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has completed its May 2016 credit facility borrowing base redetermination, as well as an amendment to such credit facility. The redetermination resulted in a revised borrowing base and commitment level of $1.05 billion, as compared to the Company’s previous commitment level of $1.50 billion, now rendering the lender commitments and borrowing base under the credit facility identical. The Company’s next scheduled borrowing base redetermination will occur on or about November 1, 2016.

Among other changes, the amendment to the credit facility:

•
permits the Company to incur up to $1 billion of junior lien debt that may be issued in exchange for, or the proceeds of which may be used to purchase, refinance or replace the Company’s existing senior subordinated notes or other unsecured indebtedness, with up to $300 million of the proceeds of such debt usable for general corporate purposes and other purposes not otherwise prohibited by the credit facility; and

•	increases the mortgaged property collateral requirement from 85% to 90% of the PV-9 value of all proved reserves included as borrowing base properties.

At March 31, 2016, the Company had $310.0 million outstanding under its credit facility, an increase from $175.0 million outstanding as of December 31, 2015. The increase in borrowings under the credit facility is due in part to the Company drawing approximately $55.5 million in the first quarter of 2016 to repurchase $152.3 million face amount of its senior subordinated notes in open-market transactions, resulting in a net reduction in debt of approximately $96.8 million.

The Company has recently added to its hedging positions and now has oil hedges in place through the second quarter of 2017 as follows:

		2Q16	3Q16	4Q16	1Q17	2Q17
WTI NYMEX	Volumes Hedged (Bbls/d)	11,500	18,500	26,000	22,000	22,000
Fixed-Price Swaps	Swap Price (1)	$61.84	$38.96	$38.70	$42.67	$43.99
WTI NYMEX	Volumes Hedged (Bbls/d)	2,000	—	—	—	—
Enhanced Swaps	Swap / Sold Put Price (1)(2)	$90.35 / $68	—	—	—	—
Argus LLS	Volumes Hedged (Bbls/d)	3,500	7,000	7,000	10,000	7,000
Fixed-Price Swaps	Swap Price (1)	$64.99	$39.61	$39.16	$43.77	$45.35
Argus LLS	Volumes Hedged (Bbls/d)	6,000	—	—	—	—
Enhanced Swaps	Swap / Sold Put Price (1)(2)	$93.38 / $70	—	—	—	—
WTI NYMEX	Volumes Hedged (Bbls/d)	5,000	4,500	—	—	—
Collars	Ceiling Price / Floor (1)	$71.01 / $55	$71.22 / $55	—	—	—
WTI NYMEX	Volumes Hedged (Bbls/d)	2,000	—	—	—	—
3-Way Collars	Ceiling Price / Floor / Sold Put Price (1)(2)	$95.50 / $85 / $68	—	—	—	—
Argus LLS	Volumes Hedged (Bbls/d)	2,000	3,000	—	—	—
Collars	Ceiling Price / Floor (1)	$73 / $58	$73.85 / $58	—	—	—
Argus LLS	Volumes Hedged (Bbls/d)	2,000	—	—	—	—
3-Way Collars	Ceiling Price / Floor / Sold Put Price (1)(2)	$98.25 / $88 / $70	—	—	—	—
	Total Volumes Hedged (Bbls/d)	34,000	33,000	33,000	32,000	29,000

(1)	Averages are volume weighted.

(2)	If oil prices were to average less than the sold put price, receipts on settlement would be limited to the difference between the swap or floor price and the sold put price.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.
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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383